Exhibit 10.12

Telesource International, Inc.

860 Parkview Boulevard

Lombard, Illinois 60148

United States of America

22 March 2005

Attention: Nidal Zayed /Bud Curley

Dear Sirs,

US$7,500,000 Loan Facility

Arab Banking Corporation (B.S.C.), acting for the purposes of this letter through its Head Office at ABC Tower, Diplomatic Area, P.O. Box 5698, Manama, Kingdom of Bahrain (“ABC’), is pleased to offer you the facility set out below (the “Facility”) on the terms and conditions of this letter.

1              The Facility

1.1                                 Purpose: The purpose of the Facility is to provide you with a short-term working capital loan.     In this letter:

(a)                                  “Acceptance Date” means the date upon which you accept the terms and conditions of this letter.

(b)           “Availability Period” means the period of 1 (one) month commencing on the

Acceptance Date (as this may be extended in accordance with clause 1.3).

(c)           “Drawdown Date” means the date described in clause 2.2.

(d)           “Drawdown Notice” means the notice described in clause 2.4.

(e)           “Facility Documents” means the Relevant Documents, the guarantee mentioned in paragraph 2 of Part 1 of Appendix 1 and any other documents securing your obligations under this letter.

(f)                                    “Loan” means the principal amount borrowed by you on the Drawdown Date or, as the context requires, owing to ABC under this letter.

(g)           “Relevant Documents” means this letter and any other documents to which you are a party securing your obligations under this letter.

(h)                                 “Repayment Date” means the date falling twelve (12) months after the Drawdown Date or on such later date as ABC may agree in writing before the Drawdown Date.

1.2           Amount: The maximum amount of the Loan is US$7,500,000 (seven million five hundred thousand United States Dollars).

1.3                               Availability: The Facility will be available for your use during the Availability Period. ABC may at its sole discretion extend the Availability Period if you request its extension no later than 10 days prior to expiry of the first Availability Period or of any extension thereof.

2                                         Drawdown

2.1           Amount: The full amount of the Loan shall be drawn down in a single installment,

2.2                                 Drawdown Date: The Loan may only be drawn down on a business day during the Availability Period. A “business day” means a day on which banks are open for domestic and foreign exchange business in Bahrain and, if a payment is to be made on such day, New York.

2.3                                 Conditions to Drawdown Notice: Prior to giving the Drawdown Notice pursuant to clause 2.4, you shall deliver to ABC, in form and substance satisfactory to it, all the documents referred to in Part 1 of Appendix 1.

2.4                                 Notice: You shall give to ABC at least 3 business days’ irrevocable notice substantially in the form set out in Appendix 2 that you want to draw down the Loan.

2.5                                 Conditions to drawdown: ABC shall not be obliged to advance the Loan unless the conditions referred to in Part 2 of Appendix 1 have been delivered/fulfilled to its satisfaction.

3              Interest

3.1                                 Interest: You shall pay to ABC interest on the Loan at the rate per annum that is the aggregate of (a) 1.25% (one and one quarter per cent) and (b) the US$ London Inter-Bank Offered Rate (as determined by ABC in accordance with clause 5.4) for the relevant period.

3.2           Payment: Interest shall be paid in full on the last day of the relevant interest period.

3.3                                 Selection of Interest periods: You may, by notice received by ABC not later than 10 a.m. on the third business day before the beginning of each interest period or (as appropriate) in the

Drawdown Notice, select a duration of 3 or 6 months for such interest period.

3.4                               Duration of periods: Each interest period shall be of the duration determined in accordance with clause 3.3. The initial interest period shall commence on the Drawdown Date and each subsequent interest period shall commence on the expiry of the previous interest period. If the final interest period would otherwise overrun the Repayment Date, it will end on that date. If you fail to select the duration of an interest period in accordance with this clause, such interest period shall, subject to the other provisions of this clause, have a duration of 3 months.

3.5                               Late payment: Interest on sums not paid when due shall accrue at the annual rate of one per cent (1%) per annum over the above-mentioned rate from the due date through the date of actual payment. Such interest on overdue sums shall be computed by reference to such periods of time as ABC selects.

4              Repayment and Prepayment

4.1           Repayment: The Loan and all interest thereon shall be repaid in full on the Repayment Date.

4.2                               Prepayment: You may prepay the Loan in whole or in part (being $1,000,000 or an integral multiple thereof) on an interest payment date (together with accrued interest and any other amounts then due and payable) provided you have given at least ten (10) days’ irrevocable notice of prepayment. No prepayment may be made except as expressly provided in this letter and no amount prepaid may be re-borrowed.

5              Payments

5.1                              Timing currency and amount: You shall make each payment owing to ABC hereunder in full without set-off or counter-claim:

(a) on its due date in immediately available funds of the currency in which the payment is expressed to be due to such account or accounts as ABC directs; and

(b) free and clear of any restrictions or conditions and without deduction or withholding for any tax or any other matter whatsoever. If at any time any applicable law requires you to make any such deduction or withholding, then the sum due from you in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding ABC shall receive a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. You shall, on request, provide ABC with evidence satisfactory to it of any amount so deducted or withheld.

5.2                               Non-business days: Any sum falling due for payment on a day which is not a business day shall be made on the next succeeding business day. However, such payment shall be made on the preceding business day if the next succeeding business day falls in the next succeeding calendar month.

5.3           Overdue amounts: Any sum which is not paid when due shall constitute a principal sum due  hereunder.

5.4                                Calculation: ABC shall calculate interest, commission, fees and other sums due hereunder in accordance with its customary practices. Interest, commission and other sums due on an annualized basis shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

5.5                                Computations binding: ABC’s computations of interest, commission, fees or other sums due hereunder and calculated in accordance with the terms hereof and/or normal market practices shall (in the absence of manifest error) be binding on you and conclusive for all purposes.

6              Representations and Warranties

You represent and warrant to ABC on a continuing basis until all your liabilities to ABC under the Relevant Documents have been fully and finally satisfied, that:

(a)                                  you are a public company duly organized and in good standing under the laws of the State of Delaware in the United States of America, fully empowered under your constitutive documents, by all necessary governmental approvals and by all other action that may be necessary or desirable to accept the terms of this letter, to borrow hereunder and to perform your obligations in connection with the Relevant Documents, which obligations are legally and validly binding on and enforceable against you and your successors in title according to their terms;

(b)                                 the performance of your obligations in connection with the Relevant Documents will not contravene any applicable law, the provisions of your constitutive documents, the term of any administrative or court order or any other obligation binding on you and will not result in or oblige you to provide security to any other person;

(c)                                  you are not in breach of any agreement or in default of your obligations to any other person and there are no legal, arbitration or administrative proceedings outstanding or threatened against you or your assets (which in this letter means present and future properties, revenues and rights of every description) before any court, tribunal or authority which might materially adversely affect your ability

(d)                                 your most recent audited annual financial statements have been prepared in accordance with generally accepted accounting principles in the State of Delaware in the United States of America consistently applied and there has been no material adverse change in your business, asset values, financial condition or results of operations since the date of such statements; and

(e)                                  your payment obligations under the Relevant Documents rank at least pari passu with the claims of all your other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7              Indemnity

7.1                                Scope: You shall, on demand, indemnify ABC against and/or reimburse ABC for and hold it harmless from all losses, liabilities, costs, damages and expenses (including, without limitation, legal fees and costs and losses arising from ABC’s liquidation of deposits used to fund any part of the Loan) that ABC may sustain, suffer or incur in connection with the Facility Documents including any of the foregoing resulting from, without limitation:

(a)                                  any increase in ABC’s cost of providing you with, or maintaining any part of, the Loan which is beyond ABC’s control and results in a reduction of its anticipated yield;

(b)                                 ABC’s receipt of a payment due hereunder either before or after its scheduled due date, whether made voluntarily, by reason of default or for any other reason whatsoever; and

(c)                                  ABC’s receipt of any payment due to it (whether by way of set-off, court order, judgment or otherwise) in a currency other than the currency in which payment is due hereunder, which, when converted by ABC (at its current exchange rate) into the currency in which payment is due, yields less than the amount due with respect to such payment.

7.2                              Duration: This indemnity is separate from your other obligations in connection herewith, is a continuing security to ABC, shall be in addition to, and shall not prejudice or be prejudiced by, any other security, guarantee, indemnity, lien or other right of ABC and shall survive the termination of the Facility.

8              Notices

All notices and demands between the parties shall be written. Any notice, demand or other written communication between you and ABC shall be made in English by letter (hand delivered or sent via the quickest available postal service) or fax transmission, All such communications shall be addressed to you at your above-mentioned address (fax: (+1 630) 620 4753), attention: Nidal Zayed / Bud Curley) and to ABC at its address or fax number on page 1 of this letter. Any such communication between you and ABC shall only be deemed effective on receipt by the party to which the communication is sent. Receipt of a fax transmission shall be deemed to occur when the sender receives a confirmation from the sender’s fax machine that an error-free transmission has been completed. Any communication received on a non-business day for the addressee shall be deemed to be received at its opening on its next succeeding business day.

9           Successors, Assignees and Participation

You shall not assign any of your rights or transfer any of your obligations in connection with the Relevant Documents without ABC’s prior written consent. Subject to your prior consent (such consent not to be unreasonably withheld, conditioned or delayed) ABC may assign its rights, powers and remedies under the Facility Documents without consent from or notice to you. Any such assignee will assume all ABC’s rights, powers and remedies thereunder as fully as if that person were a party thereto. ABC may also grant participations in its rights against you without consent from or notice to you.

10           Law and Jurisdiction

10.1                           Law: This letter and all matters arising out of the Facility shall be governed by and construed in accordance with English law.

10.2                           Submission to jurisdiction: You agree for the benefit of ABC that any legal action or proceedings arising out of or in connection with the Facility against you or any of your assets may be brought in the English courts and you irrevocably and unconditionally submit to the jurisdiction of such courts and irrevocably designate, appoint and empower Law Debenture Corporate Services Limited at present of Fifth Floor, 100 Wood Street, London EC2V 7EX, England to receive for you and on your behalf, service of process issued out o f the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of ABC to take proceedings against you in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one jurisdiction or more preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. You further agree that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which you may have against ABC arising out of or in connection with the Facility.

The offer in this letter is valid until the date 10 days from the date of this letter when it shall expire, Please acknowledge your acceptance of the terms and conditions of this letter and the attached Appendices by signing the enclosed copy of this letter where indicated and returning the signed copy of this letter to the undersigned to evidence your agreement with ABC.

Yours faithfully,

for and on behalf of

ARAB BANKING CORPORATION (B.S.C.)

Mohammed El Qaq	Rashed Al Khilifa
Vice President	First Vice President

ABC is a Bahraini Joint Stock Company duly established in the Kingdom of Bahrain pursuant to Amiri Decree Law No. 2 of 17 January, 1980 and registered in the Commercial Register under C.R. No. 10299, with an authorized share capital of one thousand Five hundred million United States dollars (US$1,500,000,000) and a fully subscribed and paid up share capital of one billion United States dollars (US$l,000,000,000) and with its Head Office at ABC Tower, Diplomatic Area, P. 0. Box 5698, Manama, Bahrain.

Accepted and agreed

for and on behalf of

TELESOURCE INTERNATIONAL, INC.

Date:

APPENDIX 1

1.             A certificate in the form of Part 3 of Appendix 1. Note the following:

(a)                                  The “certified” specimen signatures mentioned in paragraph 4 of the certificate below must be certified as true copies of the originals by (1) an independent (i.e. not in-house) lawyer (specifying his/her name and the name and address of his/her firm) or (2) an embassy, consulate or high commission of the Company’s country an official professional registration body (e.g. Commercial Registration Office, Chamber of Commerce).

(b)                                 All documents provided must be either in English or, if not in English, accompanied  by an English translation by an approved translator (and in this case the English translation will prevail unless the document is a constitutional, statutory or other official document).

2.                                       A guarantee duly executed by A1 Ahli Bank of Kuwait in favor of ABC with respect to your obligations under this letter.

3.             Your most recent audited financial statements.

4.                                       The acceptance by Law Debenture Corporate Services of its appointment as your process agent pursuant to clause 10.2 and the above guarantor’s process agent pursuant to the corresponding provision of the guarantee.

Part 2: Conditions precedent to drawdown

1.                                       Your representations and warranties in this letter shall have been/be true and correct on the date that you presented the Drawdown Notice and on the Drawdown Date as though made on each such date with reference to the circumstances then existing.

2.                                       Your covenants in this letter shall have been performed to the extent required on and as of each such date.

3.                                       There shall not have existed or exist on any such date an event of default in connection with the Facility or an event which, but for notice, lapse of time or both, would constitute an event of default.

Part 3

TELESOURCE INTERNATIONAL, INC.

(the “Company”)

OFFICER’S CERTIFICATE

I, Nidal Z. Zayed, the Corporate Secretary, EVP and Chef Operating Officer of the Company, hereby certify as follows:

1              Verification of identity information

1.1                               Structure of the Company: The Company is a public company incorporated on 10 May 1995 under the laws of the State of Delaware in the United States of America and listed on the National Association of Securities Dealers Over The Counter Bulleting Board.

1.2           Registration (CR) number: 2506153.

1.3           Names:

(a)           Registered corporate name: Telesource International, Inc.

(b)           Trading name (if different): N/A.

1.4           Addresses:

(a)                                Registered address: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States of America.

(b)                                 Street and postal address of principal trading office (if different): 860 Parkview Boulevard, Lombard, Illinois 60148, United States of America.

2              Documents

2.1                                 Constitution: Attached as Appendix “A” are true and complete certified copies of the following:

(a)                                  The Certificate of Incorporation and By-Laws of the Company (and all amendments to date). They have not subsequently been amended or rescinded and remain in full force, and effect as at the date hereof.

(b)           The Company’s certificates of merger.

2.2                               Board resolutions: Attached as Appendix “B” is a true and complete copy of the resolutions passed at a meeting of the board of directors of the Company (duly called and held on 18 March 2005 at which a quorum of the board was present in person throughout) approving the facility and authorizing named persons or specified officers to sign all required documents. The resolutions adopted at the meeting have not been amended or rescinded and remain in full force and effect as at the date hereof.

3                                         Confirmation

The execution and delivery by the Company of the documents referred to in 2.2 above, and the performance by the Company of the transactions contemplated thereby, will not cause any limit or restriction on the Company or its directors (imposed by the constitutional documents of the Company or any agreement or instrument which is binding on the Company or its assets) to be exceeded or contravened.

4              Specimen signatures

Finally, certified specimen signatures of those with authority to act on behalf of the company are enclosed.

Nidal Z. Zayed
Corporate Secretary, EVP and Chief Operating Officer
Dated [ ]

*              Complete as appropriate

APPENDIX 2

Drawdown Notice

Arab Banking Corporation (B.S.C.)

P.0. Box 5698

Manama

Bahrain

For the attention of Khalid Hijris /Abdul Aziz Mohamed, Loans & Agency Department

Dear Sirs,

US$7,500,000 Loan Facility Letter (the “Agreement”) dated 22 March, 2005

We refer to the Agreement, terms defined in which are used with the same meanings in this notice, unless the context otherwise requires.

We hereby give you irrevocable notice that we wish to draw down the Loan as follows:

1.	Principal amount of the Loan:	US$7,500,000
2.	Desired Drawdown Date:	[ ]

Please credit the Loan to our account no. [       ] with A1 Ahli Bank of Kuwait, Kuwait through A1 Ahli Bank’s USD account no. 8033213108 with The Bank of New York, One Wall Street, New York, USA, SWIFT ID: IRVTUS3N, reference “Arab Banking Corporation (B.S.C.): US$7,500,000 loan”.

We hereby confirm that our representations and warranties in clause 6 of the Agreement are true and correct as though made today with reference to the circumstances now existing, that our covenants in the Agreement have been performed to the extent required on and as of today and that there does not exist an event of default in connection with the Facility or an event which, but for notice, lapse of time or both, would constitute an event of default.

Yours faithfully,

for and on behalf of

TELESOURCE INTERNATIONAL, INC.

APPENDIX 2

DRAWDOWN NOTICE

Arab Banking Corporation (B.S.C.)

P.O. Box 5698

Manama

Bahrain

March 26, 2005

For the attention of Khalid Hijris /Abdul Aziz Mohamed, Loans & Agency Department

Dear Sirs,

US$7,500,000/- Loan Facility Letter (the “Agreement”) dated 22 March, 2005

We refer to the Agreement, terms defined in which are used with the same meanings in this notice, unless the context otherwise requires.

We hereby give you irrevocable notice that we wish to draw down the Loan as follows:

1.	Principal amount of the Loan:	US$7,500,000/-
2.	Desired Drawdown Date:	31’’ March 2005
3.	Interest Period	6 months

Please credit the Loan to our account no. 0603-65388201 with Al Ahli Bank of Kuwait, Kuwait through Al Ahli Bank’s USD account no. 803 3213 108 with The Bank of New York, One Wall Street, New York, USA, SWIFT ID: IRVTUS3N, reference “Arab Banking Corporation (B.S.C.): US$7,500,000 loan”.

We hereby confirm that our representations and warranties in clause 6 of the Agreement are true and correct as though made today with reference to the circumstances now existing, that our covenants in the Agreement have been performed to the extent required on and as of today and that there does not exist an event of default in connection with the Facility or an event which, but for notice, lapse of time or both, would constitute an event of default.

Yours faithfully,

for and on behalf of

TELESOURCE INTERNATIONAL, INC.

Nidal Z. Zayed

COO & EVP

Telesource International, Inc ~ 860 Parkview Boulevard ~ Lombard, IL 60148

PHONE: 630.620.4787 ~ FAX: 630.620.4753 ~ www.tscintl.com